Exhibit 99.1

Contact:	Monica Levy (media)	For Immediate Release
	414-524-2695	July 18, 2007

Glen Ponczak (investors)
414-524-2375
JOHNSON CONTROLS REPORTS RECORD THIRD-QUARTER SALES AND
EARNINGS; CONFIRMS GUIDANCE FOR 2007 FISCAL YEAR
     MILWAUKEE, WISCONSIN, July 18, 2007 ... Johnson Controls, Inc. (JCI) today reported record sales and earnings for the third quarter of fiscal 2007. Diluted earnings per share from continuing operations totaled $1.98, up 16% from $1.70 last year, on a 6% increase in sales.
     The company also confirmed its guidance for full-year sales and earnings records, which would make fiscal 2007 the company’s 61st consecutive year of sales increases and 17th consecutive year of earnings increases.
     Sales for the 2007 third quarter increased to $8.9 billion from $8.4 billion for the 2006 third quarter. Building efficiency and power solutions sales increased at double-digit rates, while automotive experience sales were approximately level with the year-ago period. Income from continuing operations for the 2007 third quarter was $396 million, up 18% compared with $336 million last year.
     “Johnson Controls has delivered a record quarter that reflects the power of our diversified portfolio and our ability to execute on our strategies for profitable growth. Our achievements are the result of the excellent contributions by Johnson Controls employees around the world and I thank them,” said John M. Barth, Chairman and Chief Executive Officer. “All of our businesses continue to improve their operational performance, and we remain focused on identifying innovative ways to improve comfort, safety and sustainability, giving us confidence in our outlook for the fourth quarter and beyond.”
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Johnson Controls, Inc. Page 2
     Building efficiency sales were $3.2 billion, up 15% compared with 2006 revenues of $2.8 billion. The increase reflects higher sales in all segments of the business, especially in North America systems and services as well as global workplace solutions. The growth was driven by increased customer demand for Johnson Controls solutions that reduce building operating costs while improving energy efficiency, comfort and safety. Global workplace solutions sales grew significantly in the quarter as the result of new contracts and the expansion of existing projects globally. Segment income increased 43% to $274 million from $191 million reflecting the higher revenues as well as significant cost improvements in Europe and North America. The backlog of uncompleted systems and services contracts at June 30, 2007 was $4.3 billion, an increase of 16% over the prior year amount.
     Automotive experience sales were $4.6 billion, approximately level with $4.7 billion in 2006. North American sales decreased 2% as did the overall market. Sales in Europe were up slightly, impacted favorably by foreign exchange. The company noted that during the third quarter, it continued to win new automotive interiors business in all regions of the world. Segment income was $180 million, down 7% from $193 million last year as a double-digit earnings improvement in Europe was more than offset by lower results in North America and Asia. North America’s earnings performance improved sequentially, generating a margin of 2.6% in the third quarter, while Europe’s margins reached a record 6%.
     Power solutions sales increased 16% to $1.0 billion from $886 million mainly due to higher unit prices resulting from significant increases in the cost of lead. Unit shipments were level compared with the prior year. Segment income totaled $119 million, level with the 2006 third-quarter’s results which benefited from a $33 million insurance settlement. Excluding the 2006 benefit, 2007 third quarter segment income increased 37% as improved operational efficiencies more than offset the negative effects of record high lead costs.
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Johnson Controls, Inc. Page 3
2007 Full-Year Outlook
     The company confirmed its previous guidance for fiscal 2007, including full-year sales of approximately $34.5 billion. Diluted earnings per share from continuing operations are expected to increase by 19% to 20%, or $6.25 to $6.30, excluding the non-recurring tax benefit of $0.19 per share recorded in the 2007 second quarter. Diluted earnings per share from continuing operations for the fourth quarter are forecast in a range of $2.30 to $2.35.
     Johnson Controls expects that its financial position will remain strong with an expected ratio of total debt to total capitalization of approximately 30% by the end of fiscal 2007.
     Mr. Barth added, “We continue to leverage our global market leadership and disciplined focus on cost reduction and quality. We believe that we are well positioned to extend the competitive advantage we have in each of our businesses, which will enable us to continue our track record for above average growth and increases in shareholder value.”
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Johnson Controls is a global leader in automotive experience, building efficiency and power solutions. The company provides innovative automotive interiors that help make driving more comfortable, safe and enjoyable. For buildings, it offers products and services that optimize energy use and improve comfort and security. Johnson Controls also provides batteries for automobiles and hybrid electric vehicles, along with systems engineering and service expertise. Johnson Controls (NYSE: JCI) has 136,000 employees in more than 1,000 locations serving customers in 125 countries. Founded in 1885, the company is headquartered in Milwaukee, Wisconsin. For additional information, please visit http://www.johnsoncontrols.com/.
Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this document pertaining to its financial results for fiscal 2007 that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements. For these statements, the Company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the ability to mitigate the impact of higher raw material and energy costs, the strength of the U.S. or other economies, foreign currency exchange rates, cancellation of commercial contracts, labor interruptions, the ability to realize acquisition related integration benefits, and the ability to execute on restructuring actions according to anticipated timelines and costs, as well as those factors discussed in the Company’s most recent Form 10-K filing (dated December 5, 2006) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.

Johnson Controls
July 18, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Three Months Ended June 30,
	2007	2006
Net sales	$8,911	$8,390
Cost of sales	7,527	7,178

Gross profit	1,384	1,212

Selling, general and administrative expenses	(831)	(736)
Restructuring costs	—	(197)
Financing charges — net	(71)	(74)
Equity income	20	28

Income from continuing operations before income taxes and minority interests	502	233

Provision for (benefit from) income taxes	106	(111)
Minority interests in net earnings of subsidiaries	—	8

Income from continuing operations	396	336

Income from discontinued operations, net of income taxes	—	2

Net income	$396	$338

Diluted earnings per share from continuing operations	$1.98	$1.70

Diluted earnings per share	$1.98	$1.71

Diluted weighted average shares	200	197

Shares outstanding at period end	198	196

Johnson Controls
July 18, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data; unaudited)

	Nine Months Ended June 30,
	2007	2006
Net sales	$25,613	$24,085
Cost of sales	21,962	20,903

Gross profit	3,651	3,182

Selling, general and administrative expenses	(2,495)	(2,201)
Restructuring costs	—	(197)
Financing charges — net	(209)	(196)
Equity income	68	72

Income from continuing operations before income taxes and minority interests	1,015	660

Provision for (benefit from) income taxes	176	(37)
Minority interests in net earnings of subsidiaries	13	32

Income from continuing operations	826	665

Income (loss) from discontinued operations, net of income taxes	(10)	3

Loss on sale of discontinued operations, net of income taxes	(30)	—

Net income	$786	$668

Diluted earnings per share from continuing operations	$4.14	$3.39

Diluted earnings per share	$3.95	$3.40

Diluted weighted average shares	199	196

Shares outstanding at period end	198	196

Johnson Controls
July 18, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions; unaudited)

	June 30,	September 30,	June 30,
	2007	2006	2006
ASSETS
Cash and cash equivalents	$189	$293	$380
Accounts receivable — net	6,352	5,697	5,686
Inventories	1,968	1,731	1,740
Other current assets	1,638	1,543	1,538

Current assets	10,147	9,264	9,344

Property, plant and equipment — net	4,071	3,968	3,970
Goodwill	6,065	5,910	5,758
Other intangible assets — net	787	799	779
Investments in partially-owned affiliates	609	463	488
Other noncurrent assets	1,600	1,517	1,717

Total assets	$23,279	$21,921	$22,056

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt and current portion of long-term debt	$1,360	$577	$833
Accounts payable and accrued expenses	5,790	5,364	5,573
Other current liabilities	2,231	2,205	2,277

Current liabilities	9,381	8,146	8,683

Long-term debt	3,257	4,166	4,180
Minority interests in equity of subsidiaries	132	129	136
Other noncurrent liabilities	2,200	2,125	2,148
Shareholders’ equity	8,309	7,355	6,909

Total liabilities and shareholders’ equity	$23,279	$21,921	$22,056

Johnson Controls
July 18, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended June 30,
	2007	2006
Operating Activities
Net income	$396	$338

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	192	178
Equity in earnings of partially-owned affiliates, net of dividends received	8	(10)
Minority interests in net earnings of subsidiaries	—	8
Deferred income taxes	3	(263)
Non-cash restructuring costs	—	51
Other - net	16	20
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	(351)	93
Inventories	(102)	(119)
Accounts payable and accrued liabilities	229	288
Change in other assets and liabilities	(196)	92

Cash provided by operating activities	195	676

Investing Activities
Capital expenditures	(141)	(176)
Sale of property, plant and equipment	9	—
Acquisition of businesses, net of cash acquired	(17)	(11)
Other - net	—	(20)

Cash used in investing activities	(149)	(207)

Financing Activities
Decrease in short and long-term debt - net	(3)	(221)
Payment of cash dividends	(65)	(54)
Other - net	39	32

Cash used in financing activities	(29)	(243)

Increase in cash and cash equivalents	$17	$226

Johnson Controls
July 18, 2007

JOHNSON CONTROLS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Nine Months Ended June 30,
	2007	2006
Operating Activities
Net income	$786	$668

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	566	524
Equity in earnings of partially-owned affiliates, net of dividends received	(24)	(9)
Minority interests in net earnings of subsidiaries	13	32
Loss on sale of discontinued operations	30	—
Deferred income taxes	(46)	(343)
Non-cash restructuring costs	—	51
Other - net	57	38
Changes in working capital, excluding acquisition and divestiture of businesses:
Receivables	(479)	74
Inventories	(192)	(160)
Accounts payable and accrued liabilities	355	(102)
Change in other assets and liabilities	(264)	289

Cash provided by operating activities	802	1,062

Investing Activities
Capital expenditures	(582)	(438)
Sale of property, plant and equipment	26	13
Acquisition of businesses, net of cash acquired	(17)	(2,597)
Business divestitures	35	37
Other - net	(54)	8

Cash used in investing activities	(592)	(2,977)

Financing Activities
Increase (decrease) in short and long-term debt - net	(212)	2,131
Payment of cash dividends	(195)	(163)
Other - net	93	156

Cash provided by (used in) financing activities	(314)	2,124

Increase (decrease) in cash and cash equivalents	$(104)	$209

Johnson Controls
July 18, 2007

FOOTNOTES
1. Business Unit Summary

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	(unaudited)			(unaudited)
(in millions)	2007	2006	%	2007	2006	%
Net Sales
Building efficiency	$3,247	$2,823	15%	$9,132	$7,121	28%
Automotive experience	4,635	4,681	-1%	13,396	14,229	-6%
Power solutions	1,029	886	16%	3,085	2,735	13%

Net Sales	$8,911	$8,390		$25,613	$24,085

Segment Income
Building efficiency	$274	$191	43%	$534	$287	86%
Automotive experience	180	193	-7%	336	457	-26%
Power solutions	119	120	-1%	354	309	15%

Segment Income	$573	$504		$1,224	$1,053

Financing charges – net	(71)	(74)		(209)	(196)
Restructuring costs	—	(197)		—	(197)

Income from continuing operations before income taxes and minority interests	$502	$233		$1,015	$660

Building efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.
Automotive experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.
Power solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
Beginning in fiscal year 2007, Company management, including the chief operating decision maker, adjusted their measurement of business unit performance, changing from operating income to segment income, which represents income from continuing operations before income taxes and minority interests excluding restructuring charges and net financing charges. The primary reason for the modification was to reflect equity income in earnings for each business operation given its growing significance to the Company’s global business strategies.
2. Acquisitions
In December 2005, the Company completed its acquisition of York International Corporation. The Company paid $56.50 for each outstanding share of common stock. The total cost of the acquisition, excluding cash acquired, was approximately $3.1 billion, including approximately $563 million of debt.
3. Discontinued Operations
In the second quarter of fiscal year 2007, the Company recorded a loss of approximately $48 million ($30 million after-tax) related to the sale of businesses reported as discontinued operations, primarily Bristol Compressors.

Johnson Controls
July 18, 2007

4. Income Taxes
In the second quarter of fiscal year 2007, the tax provision decreased as a result of a $22 million tax benefit realized by a change in tax status of an automotive experience subsidiary in the Netherlands. The change in tax status resulted from a voluntary tax election that produced a deemed liquidation for U.S. federal income tax purposes. The Company received a tax benefit in the U.S. for the loss from the decrease in value from the original tax basis of this investment. This election changed the tax status of the respective subsidiary from a controlled foreign corporation (i.e., taxable entity) to a branch (i.e., flow through entity similar to a partnership) for U.S. federal income tax purposes and is thereby reported as a discrete period tax benefit in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.”
Also in the second quarter of fiscal year 2007, the Company reduced its tax liability by $15 million due to the favorable resolution of certain income tax audits. The Company’s federal income tax returns and certain foreign income tax returns for fiscal 1999 through fiscal 2003 remain under various stages of audit by the Internal Revenue Service and respective foreign tax authorities.
During the second quarter of fiscal year 2006, the Company reversed the entire valuation allowance of $32 million attributable to Mexican operating loss and tax credit carryforwards based on an assessment of expected future profitability and also recorded $31 million of tax expense related to the American Jobs Creation Act of 2004.
In the third quarter of fiscal year 2006, the Company completed an analysis of its German operations and, based on cumulative operating income over a 36 month period, an assessment of expected future profitability in Germany and completion of the 2006 restructuring plan, determined that it was more likely than not that the tax benefits of certain operating loss and tax credit carryforwards in Germany would be utilized in the future. As such, the Company reversed $131 million attributable to these operating loss and tax credit carryforwards in the third quarter of fiscal year 2006 as a credit to income tax expense. In addition, the Company recorded a $10 million tax benefit from a favorable tax audit conclusion in a foreign jurisdiction and recognized an $18 million discrete period tax benefit related to third quarter 2006 restructuring costs using a tax rate of 30.6%.
The tables below show a reconciliation of the provision for income taxes for the three and nine months ended June 30, 2007 and 2006 (in millions):

	Three Months Ended		Nine Months Ended
	June 30, 2007		June 30, 2007
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Federal, state and foreign income tax expense	$106	21.0%	$213	21.0%

Change in tax status of foreign subsidiary	—		(22)
Income tax audit resolutions	—		(15)

Provision for income taxes	$106	21.0%	$176	13.6%

	Three Months Ended		Nine Months Ended
	June 30, 2006		June 30, 2006
	Amount	Tax Rate	Amount	Tax Rate
	(unaudited)		(unaudited)
Federal, state and foreign income tax expense	$48	21.0%	$138	21.0%

Valuation allowance adjustments	(131)		(163)
Restructuring charge	(18)		(18)
Uncertain tax positions	(10)		(10)
Foreign dividend repatriation	—		31
Disposition of a joint venture	—		(4)
Change in tax status of foreign subsidiary	—		(11)

Provision for income taxes	$(111)	-47.6%	$(37)	-5.6%